                      NEWS
____________________________________________________________________________________________________________________________________________

Cooper Tire & Rubber Company Reports Fourth
Quarter and Full Year 2018 Results

FINDLAY, Ohio, February 19, 2019 – Cooper Tire & Rubber Company (NYSE: CTB) today reported full year 2018 net income of $77 million, or diluted earnings per share of $1.51, compared with $95 million, or $1.81 per share, last year. The 2018 results included a $34 million goodwill impairment charge. Excluding the charge, diluted earnings per share would have been $2.18.

Full Year 2018 Highlights

•	Consolidated unit volume decreased 2.4 percent compared to the prior year.

•	Net sales were $2.81 billion compared to $2.85 billion the prior year.

•	Operating profit was $165 million, or 5.9 percent of net sales. Excluding the goodwill impairment charge, operating profit would have been $199 million, or 7.1 percent of net sales.

Fourth Quarter Highlights

•	Consolidated unit volume decreased 1.8 percent compared to the fourth quarter of 2017.

•	Net sales increased 1.8 percent to $770 million.

•	Operating profit was $25 million, or 3.2 percent of net sales. Excluding the goodwill impairment charge, operating profit would have been $59 million, or 7.6 percent of net sales.

•	Diluted loss was $0.01 per share. Excluding the goodwill impairment charge, diluted earnings per share would have been $0.66.

"Our fourth quarter operating margin, excluding the goodwill impairment charge, exceeded what we achieved in the third quarter, excluding the benefit from an adjustment of our product liability reserve model in that quarter. As stated at the beginning of 2018, we expected operating margin improvement throughout the year, and we delivered on this expectation as our strategic initiatives took hold," said President & Chief Executive Officer Brad Hughes.
"As projected, in the fourth quarter we drove unit volume growth in the U.S., which was offset by volume declines in our other regions, reflecting economic and political factors. Raw material costs improved sequentially, but were up on a year-over-year basis by nearly 8 percent.
"Additionally, we successfully implemented our plan to right-size inventory levels, reducing the number of inventory units in the Americas by over 10 percent in 2018. While this plan impacted our 2018 results through higher manufacturing costs, we believe this positions Cooper with the right level of inventory as we enter 2019.
“Moving forward, we expect to make continued progress on our strategic priorities in 2019, and believe underlying macro-conditions will support growth in tire demand, particularly in the U.S. As a result, we expect modest global unit volume growth for Cooper in 2019 and full year operating profit margin to improve compared with 2018. We are confident that our strategic plan remains the right path to achieve our goals and help drive shareholder value.”

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Cooper Q4 and Full Year 2018—2
Consolidated Results

Cooper Tire	Q4 2018 ($M)	Q4 2017 ($M)	% Change		2018 ($M)	2017 ($M)	% Change
Net Sales	$770	757	1.8%		$2,808	$2,855	(1.6%)
Operating Profit	$25	56	(55.9%)		$165	309	(46.6%)
Operating Margin	3.2%	7.4%	(4.2	) ppts.	5.9%	10.8%	(4.9	) ppts.
Fourth quarter net sales were $770 million, an increase of 1.8 percent compared with $757 million in the fourth quarter of 2017. Fourth quarter net sales included $33 million of favorable price and mix, which was partially offset by $14 million of lower unit volume and $6 million of unfavorable foreign currency impact.
Fourth quarter 2018 operating profit was $25 million compared with $56 million for the same period in 2017. Goodwill impairment testing in the fourth quarter of 2018 resulted in a non-cash impairment charge of $34 million. Operating profit also included $12 million favorable price and mix, which was partially offset by $11 million of unfavorable raw material costs. Operating profit also included lower product liability costs of $6 million, $2 million of lower unit volume, higher SG&A expense of $2 million, higher manufacturing costs of $1 million and lower other costs of $1 million.
Regarding the goodwill impairment charge, the company announced in December a joint venture agreement with Sailun Vietnam to build a new truck and bus radial (TBR) tire production plant in Vietnam. The capacity created by this planned facility will decrease expected production requirements for Cooper’s Qingdao Ge Rui Da Rubber Co., Ltd. (GRT) joint venture in China, resulting in the goodwill impairment charge.
Cooper's fourth quarter raw material index increased 7.8 percent compared to the fourth quarter of 2017. The raw material index decreased sequentially from 168.8 in the third quarter of 2018 to 165.1 in the fourth quarter of 2018.

The effective tax rate for the fourth quarter was 96.3 percent, compared to 206.0 percent in the same period the prior year. Excluding the goodwill impairment charge, the effective tax rate would have been 25.2 percent in the fourth quarter of 2018. The effective tax rate for the fourth quarter of 2017, excluding discrete tax items, was 30.7 percent. The tax rate for the fourth quarter of 2018 includes the benefit of a lower blended U.S. statutory tax rate as a result of U.S. income tax reform, offset by approximately $2 million of net discrete expense items related to the accrual of additional uncertain tax positions.
Throughout 2018, the company focused on cash flow improvement by aligning production to demand, managing inventory levels, and taking other working capital actions. These actions resulted in improved cash flows, which enabled Cooper to improve the funding status of its U.S. pension plans.

At year end, Cooper had $356 million in cash and cash equivalents, compared with $372 million at the end of 2017. Capital expenditures in the fourth quarter were $49 million compared with $54 million in the same period the prior year.
The company generated a return on invested capital, excluding the impact of the goodwill impairment charge in the fourth quarter, of 10.0 percent for the trailing four quarters.

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Cooper Q4 and Full Year 2018—3
Americas Tire Operations

Americas Tire Operations	Q4 2018 ($M)	Q4 2017 ($M)	% Change	2018 ($M)	2017 ($M)	% Change
Net Sales	$664	$645	3.0%	$2,363	$2,417	(2.2%)
Operating Profit	$70	$68	3.1%	$230	$355	(35.4%)
Operating Margin	10.6%	10.6%	—	9.7%	14.7%	(5.0	) ppts.

Fourth quarter net sales in the Americas segment increased 3.0 percent as a result of $21 million of favorable price and mix, which was partially offset by $2 million of unfavorable foreign currency impact. For the quarter, segment unit volume was flat compared to the fourth quarter of 2017, with a unit volume increase in North America, which was offset by a decline in Latin America.

Cooper’s fourth quarter total light vehicle tire shipments in the United States increased 0.4 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were up 1.2 percent. Total industry shipments (including an estimate for non-USTMA members) increased 3.6 percent for the period.

Fourth quarter operating profit was $70 million, or 10.6 percent of net sales, compared with $68 million, or 10.6 percent of net sales in 2017. Operating profit was impacted by $9 million of favorable price and mix, which was offset by $9 million of unfavorable raw material costs. The quarter also included $6 million of favorable manufacturing costs and $6 million of lower product liability costs. These were partially offset by $11 million of unfavorable SG&A costs, including increased incentive compensation costs. Other costs decreased by $1 million.

International Tire Operations

International Tire Operations	Q4 2018 ($M)	Q4 2017 ($M)	% Change		2018 ($M)	2017 ($M)	% Change
Net Sales	$149	$162	(7.8%)		$641	$619	3.6%
Operating (Loss)/Profit	$(33)	$7	(547.1%)		$(14)	$15	(192.6%)
Operating Margin	(22.2%)	4.6%	(26.8	) ppts.	(2.2%)	2.5%	(4.7	) ppts.

Fourth quarter net sales in the International segment decreased 7.8 percent as a result of $20 million of lower unit volume and $4 million of unfavorable foreign currency impact, which was partially offset by $11 million of favorable price and mix. Segment unit volume was down 12.3 percent, with decreased unit volume in both Asia and Europe.
Fourth quarter operating loss was $33 million compared with operating profit of $7 million in the fourth quarter of 2017. The decrease was driven by the goodwill impairment charge of $34 million. Additionally, the segment experienced $2 million of favorable price and mix, which was more than offset by $3 million of increased raw material costs. The quarter also included $3 million of lower SG&A, $6 million of unfavorable manufacturing costs and $2 million of lower unit volume.

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Cooper Q4 and Full Year 2018—4
Outlook

Full Year 2019:

•	Modest unit volume growth compared to 2018,

•	Improving operating profit margin throughout the year, with the full year exceeding 2018,

•	Effective tax rate in a range between 22 and 25 percent, and

•
Capital expenditures to range between $190 and $210 million. This does not include capital contributions related to Cooper’s pro rata share of the previously announced joint venture with Sailun Vietnam or other potential manufacturing footprint investments.

Management expects first quarter 2019 operating profit margin to be lower than the first quarter of 2018 as a result of typical seasonality and some unique items which will impact the first part of the year, including:

•	$10 to $15 million in restructuring charges related to ceasing light vehicle tire production in England,

•	Recently enacted tariffs on tires and raw materials imported into the U.S. from China, and

•	Economic conditions in China that continue to be challenging.

The 2019 expectations include tariffs already in place, but do not include rate changes or additional tariffs that continue to be considered, but have not yet been imposed.
“We are optimistic about 2019 as our business model is strong and our strategic initiatives continue to gain momentum," said Hughes. "We anticipate operating profit margin to improve throughout the year, with the full year expected to be better than 2018."

Fourth Quarter and Full Year 2018 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the fourth quarter and full year 2018, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EST. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb190219.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter and full year is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

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Cooper Q4 and Full Year 2018—5

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions, imposed on tires or materials or manufacturing equipment which the company uses, including changes related to tariffs on automotive imports, as well as on tires, raw materials and tire manufacturing equipment imported into the U.S. from China;

•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs or material costs;

•	the impact of the recently enacted tax reform legislation;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•
changes in the company’s customer or supplier relationships or distribution channels, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, including changes in sales channels;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including the possible outcome of the recently announced decision to cease light vehicle tire production in the U.K., or from adverse industry, market or other developments;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, including impairment of goodwill supported by such plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of TBR products;

•	the ability to find and develop alternative sources for products supplied by PCT;

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Cooper Q4 and Full Year 2018—6

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

•	the inability to adequately protect the company’s intellectual property rights; and

•	the inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company uses adjusted operating profit, net income, the provision for income taxes and earnings per share to evaluate the performance of the company's operations exclusive of certain items affecting comparability of results from period to period. The company believes that information about operating profit, net income, the provision for income taxes and earnings per share exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for the comparability between periods of the operating performance of the company's business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ operating profit, after tax, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
###
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

Cooper Tire & Rubber Company
Consolidated Statements of Operations

(Dollar amounts in thousands except per share amounts)
	Three Months Ended December 31,
	(Unaudited)		Year Ended December 31,
	2018	2017	2018	2017
Net sales	$770,487	$757,035	$2,808,062	$2,854,656
Cost of products sold	645,849	637,273	2,364,769	2,303,261
Gross profit	124,638	119,762	443,293	551,395
Selling, general and administrative expense	65,985	63,493	244,221	242,148
Goodwill impairment charge	33,827	—	33,827	—
Operating profit	24,826	56,269	165,245	309,247
Interest expense	(8,142)	(8,419)	(32,181)	(32,048)
Interest income	3,514	2,029	10,216	7,362
Other pension and postretirement benefit expense	(6,921)	(9,425)	(27,806)	(37,523)
Other non-operating expense	(1,288)	(1,645)	(1,416)	(3,113)
Income before income taxes	11,989	38,809	114,058	243,925
Provision for income taxes	11,550	79,929	33,495	147,180
Net income (loss)	439	(41,120)	80,563	96,745
Net income attributable to noncontrolling shareholders' interests	858	1,038	3,977	1,345
Net (loss) income attributable to Cooper Tire & Rubber Company	$(419)	$(42,158)	$76,586	$95,400

Earnings (loss) per share:
Basic	$(0.01)	$(0.82)	$1.52	$1.83
Diluted	$(0.01)	$(0.82)	$1.51	$1.81

Weighted average shares outstanding (000s):
Basic	50,073	51,173	50,350	52,206
Diluted	50,344	51,566	50,597	52,673

Segment information:
Net Sales
Americas Tire	$664,138	$644,639	$2,362,646	$2,416,778
International Tire	149,492	162,189	640,976	618,869
Eliminations	(43,143)	(49,793)	(195,560)	(180,991)

Operating profit (loss):
Americas Tire	$70,432	$68,333	$229,500	$355,059
International Tire	(33,124)	7,410	(14,044)	15,168
Unallocated corporate charges	(13,376)	(19,060)	(51,564)	(59,153)
Eliminations	894	(414)	1,353	(1,827)

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)
	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$356,254	$371,684
Notes receivable	5,737	13,753
Accounts receivable	546,905	528,250
Inventories	479,980	511,757
Other current assets	67,856	63,063
Total current assets	1,456,732	1,488,507

Property, plant and equipment, net	1,001,921	966,747
Goodwill	18,851	54,613
Intangibles	120,321	133,256
Restricted cash	2,025	1,422
Deferred income tax assets	28,146	58,665
Other assets	6,209	4,715
Total assets	$2,634,205	$2,707,925

Liabilities and Equity
Current liabilities:
Notes payable	$15,288	$39,450
Accounts payable	286,671	277,060
Accrued liabilities	282,650	280,666
Income taxes payable	975	6,954
Current portion of long-term debt	174,760	1,413
Total current liabilities	760,344	605,543

Long-term debt	121,284	295,987
Postretirement benefits other than pensions	236,454	256,888
Pension benefits	147,950	219,534
Other long-term liabilities	135,730	144,217
Total parent stockholders' equity	1,172,043	1,127,096
Noncontrolling shareholders' interests in consolidated subsidiaries	60,400	58,660
Total liabilities and equity	$2,634,205	$2,707,925

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows

(Dollar amounts in thousands)
	Year Ended December 31,
	2018	2017
Operating activities:
Net income	$80,563	$96,745
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	147,161	140,228
Deferred income taxes	30,519	61,571
Stock-based compensation	3,868	4,009
Change in LIFO inventory reserve	(3,026)	2,981
Amortization of unrecognized postretirement benefits	36,662	42,004
Goodwill impairment charge	33,827	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(19,729)	(18,646)
Inventories	27,438	(31,820)
Other current assets	(2,080)	(15,648)
Accounts payable	10,646	(31,217)
Accrued liabilities	7,635	(12,226)
Pension and postretirement benefits	(77,883)	(54,385)
Other items	(21,298)	(5,972)
Net cash from operating activities	254,303	177,624
Investing activities:
Additions to property, plant and equipment and capitalized software	(193,299)	(197,186)
Proceeds from the sale of assets	160	278
Net cash used in investing activities	(193,139)	(196,908)
Financing activities:
Net payments on short-term debt	(20,027)	(1,507)
Repayments of long-term debt	(1,395)	(2,421)
Payment of financing fees	(1,230)	—
Repurchase of common stock	(30,183)	(90,868)
Payments of employee taxes withheld from share-based awards	(2,111)	(7,002)
Payment of dividends to noncontrolling shareholders	—	(282)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(21,138)	(21,914)
Issuance of common shares related to stock-based compensation	306	4,224
Net cash used in financing activities	(75,778)	(119,770)
Effects of exchange rate changes on cash	554	7,111
Net change in cash, cash equivalents and restricted cash	(14,060)	(131,943)
Cash, cash equivalents and restricted cash at beginning of year	392,306	524,249
Cash, cash equivalents and restricted cash at end of year	$378,246	$392,306

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands except per share amounts)

ADJUSTED EARNINGS

	Three Months Ended December 31, 2018
	Net Sales	Cost of products sold	Gross profit	Selling, general and administrative expense	Goodwill impairment charge	Operating profit	Operating profit %
Reported (GAAP)	$770,487	$645,849	$124,638	$65,985	$33,827	$24,826	3.2%
Goodwill impairment charge	—	—	—	—	(33,827)	33,827	4.4
Adjusted (Non-GAAP)	$770,487	$645,849	$124,638	$65,985	$—	$58,653	7.6%

	Three Months Ended December 31, 2018
	Income before income taxes	Provision for income taxes	Effective tax rate	Net income	Net income attributable to noncontrolling shareholder interests	Net (loss) income attributable to Cooper Tire & Rubber Company
Reported (GAAP)	$11,989	$11,550	96.3%	$439	$858	$(419)
Goodwill impairment charge	33,827	—	71.1%	33,827	—	33,827
Adjusted (Non-GAAP)	$45,816	$11,550	25.2%	$34,266	$858	$33,408

	Three Months Ended December 31, 2018
	Net (loss) income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings (loss) per share
Reported (GAAP)	$(419)	50,344	$(0.01)
Goodwill impairment charge	33,827	—	0.67
Adjusted (Non-GAAP)	$33,408	50,344	$0.66

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands except per share amounts)

ADJUSTED EARNINGS

	Year Ended December 31, 2018
	Net Sales	Cost of products sold	Gross profit	Selling, general and administrative expense	Goodwill impairment charge	Operating profit	Operating profit %
Reported (GAAP)	$2,808,062	$2,364,769	$443,293	$244,221	$33,827	$165,245	5.9%
Goodwill impairment charge	—	—	—	—	(33,827)	33,827	1.2
Adjusted (Non-GAAP)	$2,808,062	$2,364,769	$443,293	$244,221	$—	$199,072	7.1%

	Year Ended December 31, 2018
	Income before income taxes	Provision for income taxes	Effective tax rate	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company
Reported (GAAP)	$114,058	$33,495	29.4%	$80,563	$3,977	$76,586
Goodwill impairment charge	33,827	—	6.8%	33,827	—	33,827
Adjusted (Non-GAAP)	$147,885	$33,495	22.6%	$114,390	$3,977	$110,413

	Year Ended December 31, 2018
	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$76,586	50,597	$1.51
Goodwill impairment charge	33,827	—	0.67
Adjusted (Non-GAAP)	$110,413	50,597	$2.18

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands except per share amounts)

ADJUSTED PROVISION FOR INCOME TAXES AND EPS

	Three Months Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Net (loss) income	Net income attributable to noncontrolling shareholders' interests	Net (loss) income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted (loss) earnings per share
Reported (GAAP)	$38,809	$79,929	$(41,120)	$1,038	$(42,158)	51,566	$(0.82)
U.S. tax reform related items*	—	55,791	55,791	—	55,791	—	1.08
Tax valuation allowance related items**	—	12,243	12,243	—	12,243	—	0.24
Adjusted (Non-GAAP)	$38,809	$11,895	$26,914	$1,038	$25,876	51,566	$0.50

* U.S. tax reform related items comprised of $35,378 of deemed repatriation tax and $20,413 for the re-measurement of deferred tax assets.
** Tax valuation allowance related items comprised of the U.K. valuation allowance charge of $18,915, less the reversal of an Asia valuation allowance of $6,672.

	Year Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$243,925	$147,180	$96,745	$1,345	$95,400	52,673	$1.81
U.S. tax reform related items	—	55,791	55,791	—	55,791	—	1.06
Tax valuation allowance related items	—	12,243	12,243	—	12,243	—	0.23
Adjusted (Non-GAAP)	$243,925	$79,146	$164,779	$1,345	$163,434	52,673	$3.10

	Three Months Ended December 31, 2017				Year Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Effective tax rate		Income before income taxes	Provision for income taxes	Effective tax rate
Reported (GAAP)	$38,809	$79,929	206.0%		$243,925	$147,180	60.3%
U.S. tax reform related items	—	55,791	143.8%		—	55,791	22.9%
Tax valuation allowance related items	—	12,243	31.5		—	12,243	5.0
Adjusted (Non-GAAP)	$38,809	$11,895	30.7%		$243,925	$79,146	32.4%

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Year Ended December 31, 2018				Year Ended December 31, 2018
Calculation of ROIC			Calculation of Net Interest Tax Effect
Adjusted (Non-GAAP) operating profit		$199,072	Provision for income taxes (c)			$33,495
Adjusted (Non-GAAP) effective tax rate	22.6%		Adjusted (Non-GAAP) Income before income taxes (d)			147,885
Income tax expense on operating profit	45,089		Adjusted (Non-GAAP) effective income tax rate (c)/(d)			22.6%
Adjusted operating profit after taxes (a)		153,983
Total invested capital (b)		$1,533,747
ROIC, including noncontrolling equity (a)/(b)		10.0%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
December 31, 2018	$1,232,443	$121,284	$174,760	$15,288	$1,543,775
September 30, 2018	1,228,509	294,841	1,376	14,831	1,539,557
June 30, 2018	1,177,268	295,017	1,398	47,378	1,521,061
March 31, 2018	1,204,026	295,221	1,446	41,043	1,541,736
December 31, 2017	1,185,756	295,987	1,413	39,450	1,522,606
Five quarter average	$1,205,600	$260,470	$36,079	$31,598	$1,533,747